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                                                                      EXHIBIT 12

                            GENERAL ELECTRIC COMPANY
                       RATIO OF EARNINGS TO FIXED CHARGES


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(DOLLARS IN MILLIONS)                                          SIX MONTHS ENDED
                                                                  JUNE 30, 1997
                                                               ----------------
GE EXCEPT GECS
Earnings <F1>                                                          $  5,179
Less: Equity in undistributed earnings of General Electric
      Capital Services, Inc. <F2>                                          (932)
Plus: Interest and other financial
      charges included in expense                                           323
      One-third of rental expense <F3>                                       85
                                                                       --------
Adjusted "earnings"                                                    $  4,655
                                                                       ========
Fixed Charges:
 Interest and other financial charges                                  $    323
 Interest capitalized                                                        13
 One-third of rental expense <F3>                                            85
                                                                       --------
Total fixed charges                                                    $    421
                                                                       ========
Ratio of earnings to fixed charges                                        11.06
                                                                       ========

GENERAL ELECTRIC COMPANY AND CONSOLIDATED AFFILIATES
Earnings <F1>                                                          $  5,897
Plus: Interest and other financial charges
      included in expense                                                 3,978
      One-third of rental expense <F3>                                      197
                                                                       --------
Adjusted "earnings"                                                    $ 10,072
                                                                       ========
Fixed Charges:
 Interest and other financial charges                                  $  3,978
 Interest capitalized                                                        36
 One-third of rental expense <F3>                                           197
                                                                       --------
Total fixed charges                                                    $  4,211
                                                                       ========
Ratio of earnings to fixed charges                                         2.39
                                                                       ========


<F1> Earnings before income taxes and minority interest.
<F2> Earnings after income taxes, net of dividends.
<F3> Considered to be representative of interest factor in rental expense.

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